Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, Vice President, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Laura Oberhelman, Director, Media Relations
(949) 255-6716

NEW CENTURY FINANCIAL CORPORATION REPORTS THIRD QUARTER 2006 RESULTS

AND PROVIDES OUTLOOK FOR 2007

- Fourth Quarter Dividend Declared; Brings 2006 Total Dividends to $7.30 per Share -

- Expects to Distribute $400 Million or More to Stockholders in 2007 Through Dividends and Common Stock Repurchases -

Irvine, Calif., November 2, 2006, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and one of the nation’s premier mortgage finance companies, today reported results for the three and nine months ended September 30, 2006.

Highlights

•	Earnings-per-share (EPS) was $1.12
•	REIT taxable income[1] per share was $0.84
•	Total mortgage loan production was $15.8 billion
•	Non-prime net operating margin was 0.52 percent
•	Record low non-prime loan acquisition costs (LAC) of 1.49 percent
•	After-tax return-on-equity[2] was 12.7 percent
•	Announces acquisition of Irwin Mortgage Corporation’s servicing operations
•	Raised $107 million in gross proceeds of perpetual preferred and trust preferred capital
•	Declared fourth quarter dividend of $1.90 per share; results in total 2006 dividends of $7.30 per share
•	Appointed Taj S. Bindra as Executive Vice President and Chief Financial Officer
•	Announces updated financial and secondary market strategy
•	Expects to distribute $400 million or more to stockholders in 2007 through a combination of dividends and common stock repurchases

Third Quarter 2006 Results

“Current conditions in our industry are clearly challenging,” said Brad A. Morrice, President and Chief Executive Officer. “In this context, while our $1.12 quarterly EPS reflects a year-over-year and sequential decline, it is important to point out that a significant item negatively impacting our EPS was a $0.75 per

1 REIT taxable income is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of REIT taxable income to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

2 See Schedule 2 attached to this press release for an explanation of the methodology used for calculating after-tax return on equity.

Notwithstanding the current quarter’s impact, we believe our hedging strategies are effective on an economic basis.

“Excluding the hedging-related accounting charges, our operating results were solid. As expected, we maintained loan production volume at a level comparable to the previous quarter, achieved record low loan acquisition costs, and improved portfolio interest spread before the impact of hedging during the third quarter. Partially offsetting these positive trends, gain-on-sale declined as a result of increased rating agency credit enhancement levels and higher loan repurchases and discounted loan sales,” said Mr. Morrice.

Mortgage Loan Portfolio

The balance of the mortgage loan portfolio declined to $14.0 billion at September 30, 2006 from $15.9 billion at June 30, 2006. “During the third quarter, we chose to sell loans in the whole loan market rather than adding assets to our REIT portfolio, resulting in a decline in the portfolio balance,” said Kevin M. Cloyd, President of NC Capital Corporation, the company’s secondary marketing subsidiary. “Going forward, we will continue to evaluate whole loan sales compared with securitizations on a case-by-case basis.”

REIT Mortgage Loan Portfolio Spread

REIT portfolio income was $23.0 million in the third quarter of 2006 compared with $52.0 million in the second quarter of 2006. Third quarter REIT portfolio income was reduced by $24.7 million, or $0.45 per share, due to hedging-related activities, approximately $14.8 million of which represents a timing difference that the company expects to recognize as income in future periods.

Return-on-assets (ROA) on the REIT portfolio declined to 0.68 percent in the third quarter of 2006 from 1.49 percent in the second quarter of 2006. However, ROA before the impact of hedging-related activities increased to 1.38 percent in the third quarter of 2006 from 0.99 percent in the second quarter of 2006. This increase in ROA was the result of the typical reduction in provision for losses as the portfolio seasons, as well as an increase in the net spread earned on the portfolio. The components of the company’s REIT mortgage loan portfolio spread and the methodology used for calculating these return-on-asset figures are set forth in a table later in this press release.

Credit Performance

At September 30, 2006, the allowance for losses on mortgage loans held for investment and real estate owned was $239.4 million compared with $236.5 million at June 30, 2006. These amounts represent 1.68 percent and 1.47 percent of the unpaid principal balance of the mortgage loan portfolio, respectively. The company’s 60-day-plus delinquency rate as of September 30, 2006 was 5.95 percent compared with 4.61 percent in the second quarter of 2006. The higher delinquency rate in the third quarter is the result of normal portfolio seasoning and higher delinquencies in the 2005 and 2006 vintages compared with the 2003 and 2004 vintages. The company planned for these higher delinquency rates and believes it is adequately reserved for the expected higher level of loan losses after giving consideration to the performance of its newer vintages.

Mortgage Loan Production

Total mortgage loan production for the third quarter of 2006 was $15.8 billion, a 2.5 percent decrease compared with $16.2 billion of loan production for the second quarter of 2006 and a 5.4 percent decrease compared with the company’s quarterly record of $16.7 billion of loan production in the third quarter of

2005. The company’s Wholesale channel originated $13.5 billion of mortgage loans and the Retail channel originated $2.3 billion of mortgage loans in the quarter.

“We are pleased to announce that early last week we rolled out a pilot program to offer our Alt-A mortgage loan products through our Wholesale channel. This will enable us to provide a broader menu of mortgage products to our brokers and marks our entry into the wholesale Alt-A market where we believe our service levels and value proposition will be well received,” said Anthony T. Meola, Executive Vice President, Loan Production.

Adoption of Additional Lending Best Practices

The company recently announced its adoption of additional lending best practices. These guidelines include improved underwriting guidelines for its adjustable-rate and interest-only mortgage loan programs for potential borrowers in owner-occupied properties who have FICO scores below 580 and loan-to-value ratios greater than 80 percent. The company is requiring these borrowers to qualify with a debt-to-income ratio that is less than 50 percent and uses the fully-indexed rate minus 100 basis points rather than qualifying at the initial interest rate. Less than 4 percent of the company’s recent loan production volume would not have qualified for a 30-year adjustable-rate or interest-only loan under these guidelines. “We believe the steps we are taking are prudent in light of the current market environment and are designed to help ensure that specific loan products are appropriate for the circumstances of individual borrowers and improve the overall credit quality of our loans. We plan to continue evaluating our product line with these goals in mind. While these underwriting changes may result in a modest decline in volume, we do not expect a meaningful impact to profitability,” said Mr. Morrice.

TRS Operating Results - Non-Prime

Gain-on-Sale

Loan Sales - In the third quarter of 2006, the company sold $13.9 billion of non-prime loans at a gross premium of 2.25 percent compared with $9.9 billion at a gross premium of 2.33 percent in the second quarter of 2006. Additionally, the company sold $410.0 million of non-prime mortgage loans during the third quarter of 2006 at an average discount of 12.9 percent of their outstanding principal balances compared with $415.1 million for the second quarter of 2006 at an average discount of 5.0 percent. While the total volume of discounted loans sales decreased slightly, the severity of the discount increased due to the inclusion of a higher percentage of non-performing assets in these sales and a lower average price for loans with minor defects. Higher loan repurchases and discounted mortgage loan sales reduced the gain-on-sale margin by 48 basis points.

“We expect the volume of discounted loan sales and the severity of the discount to continue to challenge originators in this industry,” said Mr. Cloyd. “Loan buyers have become more vigilant, increasing the number of loan files reviewed in their due diligence process and decreasing the percentage of loans they ultimately purchase. In addition, loan repurchases have increased as a result of higher early payment defaults. While we expect this industry trend to continue in the near-term, we believe our additional underwriting guidelines and continual focus on process improvement will help mitigate this trend.”

Impact of Forward Sale Commitments and Rate Locks - The accounting impact of the value of the company’s forward sale commitments and interest rate locks, which are treated as derivative instruments for accounting purposes but do not currently qualify for hedge accounting, reduced gain-on-sale by an additional 18 basis points for a net gain-on-sale of 1.59 percent. Because these derivatives do not qualify for hedge accounting, the current accounting rules require that the company mark-to-market forward sale commitments without a corresponding offset to its mortgage loans or pipeline. Such marks can be positive or negative to earnings depending on interest rates outstanding at the end of the quarter. These mark-to-market adjustments reverse in the period in which the sale settles.

Loan Acquisition Costs (LAC)

Third quarter 2006 LAC was 1.49 percent of non-prime production volume, which is a record low for the company and compares with 1.51 percent of non-prime production volume in the second quarter of 2006. “We are pleased with our success in managing our costs on a dollar basis and as a percentage of loans originated,” said Patti M. Dodge, Executive Vice President and Chief Financial Officer. “We have kept corporate and support headcount relatively flat since the beginning of 2005, and as a result, do not expect any across-the-board headcount reductions. However, we will continue to manage headcount in accordance with our productivity metrics. We will also continue our other cost reduction efforts, which we believe can lead to significant further cost reductions. In the current environment, low loan acquisition costs are one of the keys to profitable operations and we have among the lowest costs in the non-prime sector.”

LAC is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of LAC to total operating expenses, the most directly comparable GAAP financial measure, is set forth in the table attached as Schedule 3 to this press release.

Net Operating Margin

The company’s net operating margin for its non-prime loans declined to 0.52 percent in the third quarter of 2006 compared with 1.01 percent in the second quarter of 2006. “While we are disappointed with the decline in our net operating margin, a significant portion of the decline resulted from the accounting impact associated with our forward sale commitments. This hedging impact, coupled with the increased rating agency credit enhancement levels, resulted in a decline in our net operating margin that our cost reduction efforts did not offset. We will continue to focus on the factors we can influence, including our pricing strategy, credit quality and cost reductions, to manage our net operating margin in the current environment,” continued Ms. Dodge.

TRS Operating Results - Prime and Alt-A

In the third quarter of 2006, the company closed $2.0 billion in loans through its prime and Alt-A mortgage loan origination platform and acted as a broker for an additional $184.1 million to third parties. The company has provided the gain-on-sale, LAC and net operating margin of these operations in tables set forth later in this press release.

Servicer Rating Upgrade

On October 27, 2006, Fitch Ratings upgraded the company’s residential primary servicer rating to RPS3+ from RPS3 for its non-prime product. Fitch based the rating upgrade on the company’s management team, established servicing platform, capable default technology and enhanced cross-functional training programs.

Acquisition of Irwin Mortgage Corporation’s Servicing Operations

The company announced today that it has entered into a definitive agreement to purchase certain assets and assume certain related liabilities of Irwin Mortgage Corporation’s servicing operations, an indirect subsidiary of Irwin Financial Corporation. The Irwin Mortgage servicing operation has approximately 100 employees and is located in Fishers, Indiana. The company expects the cash purchase price to be minimal and expects the transaction to close in January 2007.

“We are excited about the prospects of enhancing our capabilities with Irwin Mortgage’s highly-experienced servicing team and its top-ratings from HUD and Fannie Mae as well as its ‘Tier One Gold’ servicer rating from Freddie Mac,” said Mr. Cloyd. “This transaction will allow us to increase scalability, reduce servicing costs and improve time zone management while also expanding our expertise in servicing Alt-A and prime mortgage loans. Additionally, by maintaining this operation in Indiana, we will establish a fully-functional, redundant servicing platform for disaster recovery. We look forward to welcoming Irwin Mortgage’s servicing employees to New Century’s robust servicing team.”

Capital Raising Activities

During the third quarter, the company issued 2.3 million shares of its 9.75 percent Series B Cumulative Redeemable Preferred Stock at $25 per share and also completed a $50 million private placement of trust preferred securities. "We are pleased to have shown a continued ability to access the capital markets, as we raised $107 million in gross proceeds during the quarter through a combination of perpetual preferred and trust preferred securities. In addition, we ended the quarter with approximately $17 billion in warehouse capacity. We believe that our continued ability to access a variety of funding sources is a key competitive differentiator in this environment," said Ms. Dodge.

Stock Repurchase Program

The company repurchased 992,500 shares of its common stock during the third quarter of 2006 at an average price of $41.66 per share for an aggregate amount of $41.4 million. Since the inception of the stock repurchase program in November 2005, the company has purchased an aggregate of 2.4 million shares of its common stock in the open market, at an average price of $39.60 per share.

The stock repurchase program under which the company repurchased shares in the third quarter expired as of November 2, 2006. However, on October 31, 2006, the company’s board of directors approved a new stock repurchase program pursuant to which the company is authorized to repurchase over the next twelve months 5 million shares, which represents approximately 9 percent of the company’s outstanding common shares as of October 31, 2006.

Future stock repurchases may be made on the open market or through block trades in accordance with applicable laws. The number of shares to be purchased and the timing of the purchases will be based upon the level of the company’s cash balances, general business conditions and other factors including alternative investment opportunities. The company reserves the right to terminate, reduce or increase the size of the stock repurchase program at any time.

Dividend

The company’s Board of Directors declared a $1.90 per share dividend on its common stock for the fourth quarter of 2006. Total dividends to be paid for 2006 will be $7.30 per share. The fourth quarter dividend will be paid on January 31, 2007 to stockholders of record at the close of business on December 29, 2006 and the ex-dividend date is December 27, 2006. The declaration of any future dividends will be subject to the company’s earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

Chief Financial Officer Transition

The company announced earlier this week that it has appointed Taj S. Bindra as Executive Vice President and Chief Financial Officer. Mr. Bindra will assume the position of Executive Vice President effective November 6, 2006 and Chief Financial Officer effective November 15, 2006. He will be a member of the company’s Executive Management Committee and report to Mr. Morrice. As announced in August, Ms.

Dodge will transition to the role of Executive Vice President, Investor Relations effective November 15, 2006 and will continue to be a member of the Executive Management Committee, reporting to Mr. Morrice.

Fourth Quarter 2006 Outlook

“For the fourth quarter, we expect the operating environment to continue to be challenging. We expect loan production volume to be up to 10 percent lower than the third quarter and our non-prime net operating margin to be reduced by 10 to 20 basis points in the fourth quarter as a result of higher loan repurchases and discounted loan sales. However, we do not currently expect the impact of forward sale and interest rate lock commitments in the fourth quarter to be significant, as compared with the 18 basis point negative impact in the third quarter. Additionally, we expect portfolio income to be lower than the third quarter as the portfolio balance continues to decline,” said Mr. Morrice.

2007 Outlook

“We expect 2007 will be a year of continued industry evolution and opportunity for New Century. Our strategy for next year focuses on maximizing our core mortgage origination franchise through process innovation, enhanced productivity and increased efficiencies. We believe that we are well-positioned to meet the challenges next year. We expect overall mortgage market volume to decline approximately 10 percent in 2007, yet we believe our size, scale, financial resources, low loan acquisition costs and reputation will enable us to compete successfully and profitably gain market share in this consolidating industry. This environment calls for a financial strategy that is flexible enough to capitalize on the opportunities that arise during 2007 giving consideration to secondary and capital market conditions.

“We believe that mortgage banking remains an excellent business for the long-term, and we remain committed to delivering long-term value to stockholders. REIT status and the portfolio are tools that help us execute our mortgage banking strategy but we do not expect to add to the portfolio simply to support a specific dividend target. We expect to continue to evaluate whole loan sales versus securitizations on a case-by-case basis based on whole loan prices relative to our view of the risk-adjusted returns on capital available through securitization.

“During 2007, we plan to distribute capital to stockholders through a combination of dividends and stock repurchases, which will be dependent on market conditions and the relative return of each. It is not possible to predict these market conditions in advance. Therefore, rather than providing specific dividend guidance, we are announcing our plan to distribute $400 million or more to stockholders in 2007 in some form,” concluded Mr. Morrice.

Results Conference Call and Webcast Information

The company will host a conference call today at 2:00 p.m. PST to discuss its third quarter 2006 results. To participate on the call, dial (866) 770-7146 or (617) 213-8068 and use passcode 29960340. The accompanying slide presentation will be available on the Investor Relations section of the company’s Web site at www.ncen.com before the call under “Third Quarter 2006 Earnings Event.” A replay of the call will be available from 7:00 p.m. PST today through 12:00 p.m. PST on November 9, 2006. The replay number is (888) 286-8010 or (617) 801-6888 and the passcode is 39618410. Additionally, the call will be webcast live and archived on the Investor Relations section of the company’s Web site at www.ncen.com.

About New Century Financial Corporation

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust and one of the nation’s premier mortgage finance companies, providing mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

As of September 30, 2006, New Century originated loans through 235 sales offices operating in 36 states and 33 regional processing centers operating in 19 states and employed approximately 7,100 Associates.

Safe Harbor Regarding Forward-Looking Statements

‘Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to: (i) the company’s expectation that it will distribute $400 million or more to stockholders in 2007 through a combination of dividends and common stock repurchases, the specific combination of which will be dependent on market conditions and the relative return of each; (ii) the company’s belief that its hedging strategies are effective on an economic basis; (iii) the company’s expectation that, going forward, it will continue to evaluate whole loan sales compared with securitizations on a case-by-case basis; (iv) the company’s expectation that it will recognize as income in future periods a portion of the third quarter REIT portfolio income lost as a result of its hedging-related activities; (v) the company’s belief that it is adequately reserved for the expected higher level of loan losses after giving consideration to the performance of its newer vintages; (vi) the company’s belief that its rollout of a pilot program to offer Alt-A mortgage loan products through its Wholesale channel will eventually enable the company to provide a broader menu of mortgage products to its brokers and marks the company’s entry into the wholesale Alt-A market where it believes that its service levels and value proposition will be well received; (vii) the company’s belief that its adoption of additional lending best practices are prudent in light of current market conditions and will help ensure that specific loan products are appropriate for the circumstances of individual borrowers and will improve the overall credit quality of the company’s loans; (viii) the company’s plan to continue evaluating its product line; (ix) the company’s expectation that its underwriting changes may result in a modest decline in volume, but will not have a meaningful impact on profitability; (x) the company’s expectation that the volume of discounted loan sales and the severity of the discount will continue to challenge originators in the mortgage industry; (xi) the company’s expectation that the trend of increasing discounted loan sales and severity of the discount will continue in the near-term; (xii) the company’s belief that its additional underwriting guidelines and continual focus on process improvement will help mitigate the trend of increasing discounted loan sales and severity of the discount; (xiii) the company’s expectation that the mark-to-market adjustments to forward sale commitments required by the current accounting rules will reverse in the period in which the sale settles; (xiv) the company’s expectation that it will not engage in across-the-board headcount reductions; (xv) the company’s expectation that it will continue its cost reduction efforts, which the company believes can lead to significant further cost reductions; (xvi) the company’s expectation that it will continue to focus on the factors that it can influence, including its pricing strategy, credit quality and cost reductions, to manage its net operating margin in the current environment; (xvii) the company’s expectation that the cash purchase price for its acquisition of Irwin Mortgage Corporation’s servicing operations will be minimal and that the transaction will close in January 2007; (xviii) the company’s belief that the Irwin Mortgage Corporation transaction will allow it to increase scalability, reduce servicing costs and improve time zone management while also expanding its expertise in servicing Alt-A and prime mortgage loans; (xix) the company’s expectation that the acquisition of Irwin Mortgage Corporation’s servicing operations will establish a fully functional, redundant servicing platform for disaster recovery; (xx) the company’s belief that its continued ability to access a variety of funding sources is a key competitive differentiator in this environment; (xxi) the company’s expectation that the number of shares to be purchased under its current stock repurchase program and the timing of the purchases will be based upon the level of the company’s cash balances, general business conditions and other factors including alternative investment opportunities; (xxii) the company’s right to terminate, reduce or increase the size of the stock repurchase program at any time; (xxiii) the company’s expectation that its fourth quarter dividend will be paid in the amount of $1.90 per share on January 31, 2007 to stockholders of record at the close of business on December 29, 2006; (xxiv) the company’s expectation that the declaration of any future dividends will be subject to the company’s earnings, financial position, capital requirements, contractual restrictions and other relevant factors; (xxv) the execution of the company’s Chief Financial Officer transition planned for November 15, 2006; (xxvi) the company’s expectation that the operating environment will continue to be challenging in the fourth quarter; (xxvii) the company’s expectation that loan production volume in the fourth quarter will be up to 10 percent lower than the third quarter and the company’s non-prime net operating margin will be reduced by 10 to 20 basis points in the fourth quarter as a result of higher discounted loan sales and loan repurchases; (xxviii) the company’s expectation that that the impact of forward loan sale and interest rate lock commitments in the fourth quarter will not be significant, as compared with the 18 basis point negative impact in the third quarter; (xxix) the company’s expectation that portfolio income in the fourth quarter will be lower than the third quarter as the portfolio balance continues to decline; (xxx) the company’s expectation that 2007 will be a year of continued industry evolution and opportunity; (xxxi) the company’s strategy for next year focusing on maximizing its core mortgage origination franchise through process innovation, enhanced productivity and increased efficiencies; (xxxii) the company’s belief that it is well-positioned to meet the challenges next year; (xxxiii) the company’s expectation that overall mortgage market volume will decline approximately 10 percent in 2007; (xxxiv) the company’s belief that its size, scale, financial resources, low loan acquisition costs and reputation will enable it to compete successfully and profitably gain market share in the consolidating industry; (xxxv) the company’s belief that this environment calls for a financial strategy that is flexible enough to capitalize on the opportunities that arise during 2007 giving consideration to secondary and capital market conditions; (xxxvi) the company’s belief that mortgage banking remains an excellent business for the long-term; (xxxvii) the company’s commitment to delivering long-term value to its stockholders; (xxxviii) the company’s expectation that it will not add to its mortgage loan portfolio simply to support a specific dividend target; and (xxxix) the company’s expectation that it will continue to evaluate its whole loan sales versus securitizations on a case-by-case basis based on whole loan prices relative to its view of the risk-adjusted returns on capital available through securitization. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the company’s sector; (iv) the condition of the markets for whole loans and mortgage-backed securities; (v) the stability of residential property values; (vi) the company’s ability to comply with the requirements applicable to REITs; (vii) the impact of more vigorous and aggressive enforcement actions by federal or state regulators; (viii) the company’s ability to grow its loan portfolio; (ix) the company’s ability to continue to maintain low loan acquisition costs; (x) the potential effect of new state or federal laws and regulations; (xi) the company’s ability to maintain adequate credit facilities to finance its business; (xii) the outcome of litigation or regulatory actions pending against the company; (xiii) the company’s ability to adequately hedge its residual values, cash flows and fair values; (xiv) the accuracy of the assumptions regarding the company’s repurchase allowance and residual valuations, prepayment speeds and loan loss allowance; (xv) the assumptions underlying the company’s risk management practices; (xvi) the ability of the servicing platform to maintain high performance standards; and (xvii) the execution of its forward loan sales commitments. Additional information on these and other factors is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the other periodic filings of the company with the Securities and Exchange Commission. The company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

NEW CENTURY FINANCIAL CORPORATION

Unaudited Condensed Consolidated Statements of Earnings

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005 (1)	2006	2005 (1)
Interest income	$514,172	$494,621	$1,478,288	$1,246,553
Interest expense	(375,228)	(290,899)	(1,019,552)	(671,535)

Net interest income	138,944	203,722	458,736	575,018
Provision for losses on mortgage loans	(20,756)	(38,542)	(80,906)	(105,655)

Net interest income after provision for losses	118,188	165,180	377,830	469,363
Other operating income:
Gain-on-sale of mortgage loans	173,045	176,241	497,732	409,797
Servicing income	17,770	10,203	47,424	23,556
Other income (loss)(2)	(20,747)	4,986	18,845	12,257

Total other operating income	170,068	191,430	564,001	445,610

Operating expenses:
Personnel	112,575	146,575	356,218	378,258
General and administrative	57,498	49,823	170,086	133,922
Advertising and promotion	14,643	25,661	41,197	66,204
Professional services	13,295	11,580	33,588	29,063

Total operating expenses	198,011	233,639	601,089	607,447

Earnings before income taxes	90,245	122,971	340,742	307,526

Income taxes	23,603	2,867	64,822	7,583

Net earnings	66,642	120,104	275,920	299,943
Dividends paid on preferred stock	3,174	2,567	8,307	2,852

Net earnings available to common stockholders	$63,468	$117,537	$267,613	$297,091

Basic earnings-per-share	$1.14	$2.10	$4.81	$5.37
Diluted earnings-per-share	$1.12	$2.04	$4.72	$5.18

Basic weighted average shares outstanding	55,513	55,870	55,606	55,346
Diluted weighted average shares outstanding	56,530	57,598	56,720	57,421

(1) Certain amounts from the prior year’s presentation have been reclassified to conform to the current year’s presentation.

(2) For the quarter ended September 30, 2006, other income (loss) consisted primarily of ($0.4) million related to hedge rebalancing gains representing gains recorded in connection with the disposition of certain derivative instruments related to rebalancing of notional amounts, ($24.9) million related to fair value adjustments of derivative instruments that are not designated as hedges under GAAP and $4.5 million related to the company’s investment in Carrington Investment Partners, LP and Carrington Capital Management, LLC (collectively, “Carrington”). For the quarter ended September 30, 2005, other income consisted primarily of $3.1 million related to the company’s investment in Carrington. For the nine months ended September 30, 2006, other income consisted primarily of $17.5 million related to hedge rebalancing gains representing gains recorded in connection with the disposition of certain derivative instruments related to rebalancing of notional amounts, ($23.4) million related to fair value adjustments of derivatives instruments that are not designated as hedges under GAAP, $13.7 million related to hedge ineffectiveness and $10.8 million related to the company’s investment in Carrington. For the nine months ended September 30, 2005, other income consisted primarily of $7.9 million related to the company’s investment in Carrington.

Unaudited Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)	September 30, 2006	December 31, 2005	September 30, 2005
Cash and cash equivalents(1)	$408,860	$503,723	$530,059
Restricted cash	572,847	726,697	771,341
Mortgage loans held for sale, net	8,945,134	7,825,175	8,570,862
Mortgage loans held for investment, net	14,030,999	16,143,865	18,330,313
Residual interests in securitizations	223,680	234,930	172,111
Other assets	878,248	712,700	712,557

Total assets	$25,059,768	$26,147,090	$29,087,243

Credit facilities on mortgage loans held for sale	$8,487,850	$7,439,685	$8,218,122
Financing on mortgage loans held for investment, net	13,858,940	16,045,459	18,226,819
Junior subordinated notes	51,545	—	—
Convertible senior notes, net	—	4,943	4,931
Other liabilities	597,084	547,303	533,410
Total stockholders’ equity	2,064,349	2,109,700	2,103,961

Total liabilities and stockholders’ equity	$25,059,768	$26,147,090	$29,087,243

Book value per share (diluted)(2)	$33.61	$35.17	$34.72

(1) Cash and liquidity, which includes available borrowing capacity, was $457.1 million ($178.1 million at the REIT, $279.0 million at the TRS) at September 30, 2006, $530.4 million ($306.2 million at the REIT, $224.2 million at the TRS) at December 31, 2005 and $604.1 million ($337.8 million at the REIT, $266.3 million at the TRS) at September 30, 2005. Included in cash and liquidity are certain accounts that, as of the end of the reporting period, may include certain amounts that will be distributed to various investors or trusts at a later date.

(2) Book-value-per-share is calculated using the period-end total common equity plus convertible debt, excluding preferred equity, and dividing by the quarters’ fully-diluted share count.

REIT Mortgage Loan Portfolio Vintage Data at September 30, 2006

(in thousands)	2006(1)	2005	2004	2003	Total
Initial collateral pool	$3,393,531	$10,961,957	$8,431,735	$1,137,894	$23,925,117
Current collateral pool	$3,131,364	$6,418,068	$2,719,923	$176,415	$12,445,770
Delinquency (60+ days)	2.42%	6.84%	7.80%	17.85%	6.14%
Cumulative losses-to-date	0.01%	0.16%	0.36%	0.71%	0.24%
Projected cumulative losses over life(2)	3.52%	2.74%	2.10%	1.31%	2.52%
Weighted average life in years	2.31	1.98	1.92	1.80	2.00
Weighted average FICO score	643	628	630	600	632

(1) The 2006 data, other than projected cumulative losses over life, include the impact of the $0.3 billion second lien only securitization executed in the first quarter and the $0.5 billion Alt-A only securitization executed in the second quarter.

(2) Excludes the impact of the $0.3 billion second lien only securitization executed in the first quarter and the $0.5 billion Alt-A only securitization executed in the second quarter. If these had been included, the weighted average projected cumulative losses over life would have been 3.26% and 2.52% for the 2006 vintage and total REIT portfolio, respectively.

TRS Mortgage Loan Portfolio Vintage Data at September 30, 2006

(in thousands)	2004	2003	Total
Initial collateral pool	$1,679,397	$3,808,887	$5,488,284
Current collateral pool	$846,017	$839,507	$1,685,524
Delinquency (60+ days)	3.16%	5.88%	4.54%
Cumulative losses-to-date	0.15%	0.50%	0.39%
Projected cumulative losses over life	1.44%	0.95%	1.10%
Weighted average life in years	3.09	2.53	2.7
Weighted average FICO score	674	663	668

REIT and TRS Mortgage Loan Portfolio Vintage Data at September 30, 2006

(in thousands)	2006(1)	2005	2004	2003	Total
Initial collateral pool	$3,393,531	$10,961,957	$10,111,132	$4,946,781	$29,413,401
Current collateral pool	$3,131,364	$6,418,068	$3,565,940	$1,015,922	$14,131,294
Delinquency (60+ days)	2.42%	6.84%	6.77%	8.01%	5.95%
Cumulative losses-to-date	0.01%	0.16%	0.32%	0.55%	0.27%
Projected cumulative losses over life(2)	3.52%	2.74%	1.95%	1.01%	2.25%
Weighted average life in years	2.31	1.98	2.18	2.40	2.16
Weighted average FICO score	643	628	640	652	636

(1) The 2006 data, other than projected cumulative losses over life, include the impact of the $0.3 billion second lien only securitization executed in the first quarter and the $0.5 billion Alt-A only securitization executed in the second quarter.

(2) Excludes the impact of the $0.3 billion second lien only securitization executed in the first quarter and the $0.5 billion Alt-A only securitization executed in the second quarter. If these had been included, the weighted average projected cumulative losses over life would have been 3.26% and 2.24% for the 2006 vintage and total portfolio, respectively.

REIT Portfolio Net Interest Spread GAAP Basis

	3Q06	2Q06	1Q06	4Q05	3Q05
Average portfolio balance (in thousands)	$13,607,536	$13,955,507	$14,246,700	$15,129,417	$15,841,831

Interest spread(1)	2.35%	2.12%	2.26%	2.67%	3.18%
Prepayment penalty income	0.54%	0.57%	0.62%	0.74%	0.62%
Annual losses	-0.67%	-0.88%	-0.81%	-0.92%	-0.97%
Amortization of capitalized costs	-0.56%	-0.54%	-0.54%	-0.48%	-0.52%
Servicing costs / fees	-0.28%	-0.28%	-0.25%	-0.26%	0.18%

REIT portfolio income, before hedging-related activities and other income, net of expenses	1.38%	0.99%	1.28%	1.75%	2.49%
Hedging-related activities(2)	-0.73%	0.56%	1.23%	0.45%	0.07%
Other REIT income, net of expenses(3)	0.03%	-0.06%	-0.17%	0.18%	0.08%

REIT net income (ROA)	0.68%	1.49%	2.34%	2.38%	2.64%

(1) Interest spread consists of interest income less interest expense plus or minus GAAP hedging activities.

(2) Hedging-related activities consists of hedge rebalancing gains recorded in connection with the disposition of certain derivative instruments related to rebalancing of notional amounts, fair value adjustments of derivative instruments that are not designated as hedges under GAAP and hedge ineffectiveness.

(3) Other REIT income, net of expenses consists primarily of inter-company charges and allocations.

REIT Portfolio Net Interest Spread Tax Basis

	3Q06	YTD2006
Average portfolio balance (in thousands)	$13,607,536	$13,936,581
Interest spread(1)	2.35%	2.25%
Prepayment penalty income	0.54%	0.58%
Annual losses(2)	-0.46%	-0.41%
Amortization of capitalized costs(3)	-0.67%	-0.69%
Servicing costs / fees	-0.28%	-0.27%

REIT portfolio income before hedging-related activities and other income, net of expenses	1.48%	1.46%
Hedging-related activities(4)	-0.42%	0.45%
Other REIT income, net of expenses(5)	0.41%	0.33%

Reit income	1.47%	2.24%

Reit income (in thousands)	$49,900	$233,982

REIT earnings-per-share(6)	$0.84	$4.04

(1) Interest spread consists of interest income less interest expense plus or minus GAAP hedging activities.

(2) Losses on a tax basis are equal to actual cash losses of $15.5 million and $42.8 million for the third quarter of 2006 and year-to-date 2006, respectively.

(3) Amortization of capitalized costs on a tax basis includes additional amortization of premiums paid by the REIT to the TRS for mortgage loans.

(4) Hedging-related activities consists of hedge rebalancing gains recorded in connection with the disposition of certain derivative instruments related to rebalancing of notional amounts, fair value adjustments of derivative instruments that are not designated as hedges under GAAP and hedge ineffectiveness reported on a tax basis.

(5) Other REIT income, net of expenses consists primarily of inter-company charges and allocations.

(6) Calculated as REIT income, less preferred dividends of $3.2 million and $8.3 million for the third quarter of 2006 and year-to-date 2006, respectively, divided by 55.3 million and 55.9 million shares of common stock outstanding, respectively.

Roll-Forward of Loan Loss Allowance for Mortgage Loans Held for Investment and Real Estate Owned(1)
(in thousands)	Three Months Ended September 30,
	2006			2005
	REIT	TRS	Total	REIT	TRS	Total
Beginning balance	$214,036	22,462	236,498	$117,248	36,801	154,049
Additions	22,500	(1,744)	20,756	38,500	42	38,542
Charge-offs	(15,505)	(2,371)	(17,876)	(3,157)	(2,817)	(5,974)

	$221,031	18,347	239,378	$152,591	34,026	186,617

	Nine Months Ended September 30,
	2006			2005
	REIT	TRS	Total	REIT	TRS	Total
Beginning balance	$181,631	30,077	211,708	$55,702	38,950	94,652
Additions	82,200	(1,294)	80,906	104,201	1,454	105,655
Charge-offs	(42,800)	(10,436)	(53,236)	(7,312)	(6,378)	(13,690)

	$221,031	18,347	239,378	$152,591	34,026	186,617

(1) Certain amounts related to mortgage loans held for investment that have defaulted and for which the underlying collateral has been foreclosed upon are reclassified to other assets as real estate owned, net of an estimated valuation allowance, for financial statement reporting purposes. Such amounts have not yet been realized as the real estate owned has not yet been liquidated. As of September 30, 2006, $119.5 million of mortgage loans held for investment have been converted to real estate owned and reclassified to other assets, net of the reclassification of $47.8 million of the allowance for losses on mortgage loans held for investment, representing the estimated fair value of the underlying collateral. This compares with $34.5 million of mortgage loans held for investment converted to real estate owned and reclassified to other assets, net of the reclassification $8.9 million of the allowance for losses on mortgage loans held for investment as of September 30, 2005.

Mortgage Loan Production Data

(dollars in thousands)

	Three Months Ended September 30,
	2006				2005

	Wholesale	Retail	Total	%	Wholesale	Retail	Total	%
Non-Prime	12,727,703	1,099,510	13,827,213	87.3	14,498,442	1,358,536	15,856,978	94.9
Prime & Alt-A	754,909	1,250,393	2,005,302	12.7	360,643	493,977	854,620	5.1

Total	13,482,612	2,349,903	15,832,515	100.0	14,859,085	1,852,513	16,711,598	100.0

Fixed rate:
15 - 30-Year	2,430,716	1,156,395	3,587,111	22.7	3,806,950	972,232	4,779,182	28.6
Interest-Only	173,677	136,634	310,311	2.0	—	—	—	—
40-Year	682,140	246,190	928,330	5.8	—	—	—	—
HELOC	—	—	—	—	—	—	—	—

	3,286,533	1,539,219	4,825,752	30.5	3,806,950	972,232	4,779,182	28.6

Adjustable rate (ARM):
Hybrid - 30-year(1)	2,722,675	253,483	2,976,158	18.8	5,513,076	504,218	6,017,294	36.0
Interest-Only	2,352,613	158,409	2,511,022	15.9	5,539,059	376,063	5,915,122	35.4
Hybrid - 40-Year(1)	5,117,146	381,958	5,499,104	34.7	—	—	—	—
HELOC	3,645	16,834	20,479	0.1	—	—	—	—

	10,196,079	810,684	11,006,763	69.5	11,052,135	880,281	11,932,416	71.4

Total	13,482,612	2,349,903	15,832,515	100.0	14,859,085	1,852,513	16,711,598	100.0

Refinance	7,768,229	1,281,796	9,050,025	57.2	8,070,954	1,400,102	9,471,056	56.7
Purchase	5,714,383	1,068,107	6,782,490	42.8	6,788,131	452,411	7,240,542	43.3

Total	13,482,612	2,349,903	15,832,515	100.0	14,859,085	1,852,513	16,711,598	100.0

Weighted average interest rates:
Fixed-rate	8.7%	7.3%	8.3%		7.7%	6.7%	7.5%
ARMs — initial rate	8.4%	7.7%	8.3%		7.1%	7.0%	7.1%
ARMs — margin over index	6.1%	5.5%	6.1%		5.8%	5.6%	5.8%

(1)	Majority of hybrid product has a fixed rate for 2 or 3 years.

Mortgage Loan Production Data

(dollars in thousands)

	Nine Months Ended September 30,
	2006				2005

	Wholesale	Retail	Total	%	Wholesale	Retail	Total	%
Non-Prime	36,347,510	3,090,039	39,437,549	86.8	35,703,147	3,849,568	39,552,715	97.9
Prime & Alt-A	2,336,667	3,669,056	6,005,723	13.2	360,643	493,977	854,620	2.1

Total	38,684,177	6,759,095	45,443,272	100.0	36,063,790	4,343,545	40,407,335	100.0

Fixed rate:
15 - 30-Year	7,113,073	3,340,695	10,453,768	23.0	8,085,673	2,053,086	10,138,759	25.1
Interest-Only	587,485	509,466	1,096,951	2.4	—	—	—	—
40-Year	1,780,058	623,546	2,403,604	5.3	—	—	—	—
HELOC	—	239	239	—	—	—	—	—

	9,480,616	4,473,946	13,954,562	30.7	8,085,673	2,053,086	10,138,759	25.1

Adjustable rate (ARM):
Hybrid - 30-Year(1)	8,426,752	734,388	9,161,140	20.2	14,998,765	1,533,822	16,532,587	40.9
Interest-Only	6,234,451	386,558	6,621,009	14.6	12,979,352	756,637	13,735,989	34.0
Hybrid - 40-Year(1)	14,530,279	1,123,170	15,653,449	34.4	—	—	—	—
HELOC	12,079	41,033	53,112	0.1	—	—	—	—

	29,203,561	2,285,149	31,488,710	69.3	27,978,117	2,290,459	30,268,576	74.9

Total	38,684,177	6,759,095	45,443,272	100.0	36,063,790	4,343,545	40,407,335	100.0

Refinance	21,754,604	3,649,310	25,403,914	55.9	20,177,869	3,762,269	23,940,138	59.2
Purchase	16,929,573	3,109,785	20,039,358	44.1	15,885,921	581,276	16,467,197	40.8

Total	38,684,177	6,759,095	45,443,272	100.0	36,063,790	4,343,545	40,407,335	100.0

Weighted average interest rates:
Fixed-rate	8.6%	7.1%	8.1%		7.8%	6.8%	7.6%
ARMs — initial rate	8.3%	7.7%	8.3%		7.1%	7.1%	7.1%
ARMs — margin over index	6.1%	5.6%	6.1%		5.7%	5.7%	5.7%

(1)	Majority of hybrid product has a fixed rate for 2 or 3 years.

Credit Quality of Mortgage Loan Production

	Three Months Ended September 30, 2006					Three Months Ended September 30, 2005
Risk Grades	Loan Production (in thousands)	Non - Prime %	Total %	Wtd. Avg. LTV(1) Ratio	FICO Score	Loan Production (in thousands)	Non - Prime %	Total %	Wtd. Avg. LTV(1) Ratio	FICO Score
AAA	$2,518,350	18.2	15.9	83.2	688	—	—	—	N/A	N/A
AA	8,113,022	58.7	51.2	83.0	622	12,881,228	81.2	77.1	82.5	643
A +	1,451,444	10.5	9.2	80.6	591	1,427,782	9.0	8.5	79.2	598
A -	844,082	6.1	5.3	77.7	574	744,138	4.7	4.5	76.4	573
B	495,069	3.6	3.1	74.7	559	411,853	2.6	2.5	74.0	559
C/C -	405,246	2.9	2.6	68.2	551	358,461	2.3	2.1	66.7	555

Subtotal	$13,827,213	100.0	87.3	81.7	624	15,823,462	99.8	94.7	81.1	636
Commercial Lending		—	—	—	—	33,516	0.2	0.2	66.2	708
Prime and Alt-A	2,005,302	—	12.7	79.1	712	854,620	—	5.1	76.3	718

Total	$15,832,515	100.0	100.0	81.4	635	16,711,598	100.0	100.0	81.1	636

(1) Weighted average loan to value ratio (LTV) is the LTV of the first lien mortgages and combined LTV of the second lien mortgages.

TRS Net Operating Margin (Non-Prime)

		3Q06	2Q06	1Q06	4Q05	3Q05
Gross gain-on-sale before discounted sales and hedging-related activities	%	2.25	2.33	1.68	1.71	2.06
Discounted loan sales and repurchases		(0.48)	(0.32)	(0.08)	(0.09)	(0.06)

Net gain-on-sale before hedging-related activities		1.77	2.01	1.60	1.62	2.00
Net interest carry during holding period(1)		0.42	0.42	0.49	0.46	0.38
LAC(2)		(1.49)	(1.51)	(1.66)	(1.65)	(1.82)

Operating margin before hedging-related activities		0.70	0.92	0.43	0.43	0.56
Hedging-related activities(3)		(0.18)	0.09	0.07	0.09	0.05

Net operating margin	%	0.52	1.01	0.50	0.52	0.61

(1) Represents net interest income on mortgage loans financed with short-term warehouse lines divided by origination volume for the corresponding period.

(2) LAC is a non-GAAP financial measure; reconciliation of LAC to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 3 to this press release.

(3) Includes mark-to-market of derivative instruments used to hedge the fair value of mortgage loans held for sale such as forward-sale and interest rate lock commitments, and Euro Dollar futures contracts that do not qualify as hedges for accounting purposes under GAAP.

TRS Net Operating Margin (Prime and Alt-A)

		3Q06	2Q06	1Q06

Gain-on-sale before hedging-related activities(1)%		1.01	1.16	0.72

Net interest carry during holding period(2)		0.14	0.12	0.19

LAC(3)		(0.83)	(0.91)	(1.19)

Operating margin before hedging-related activities		0.32	0.37	(0.28)

Hedging-related activities(4)		(0.31)	0.16	0.19

Net operating margin	%	0.01	0.53	(0.09)

(1) Includes pair-off fees and volume incentive premiums, which reduced gain-on-sale by 52 basis points for the third quarter of 2006, increased gain-on-sale by 54 basis points the second quarter of 2006 and 4 basis points for the first quarter of 2006.

(2) Represents net interest income on mortgage loans financed with short-term warehouse lines divided by origination volume for the corresponding period.

(3) LAC is a non-GAAP financial measure; reconciliation of LAC to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 3 to this press release.

(4) Includes mark-to-market of derivative instruments used to hedge the fair value of mortgage loans held for sale such as forward-sale and interest rate lock commitments, and Euro Dollar futures contracts that do not qualify as hedges for accounting purposes under GAAP.

LAC (Non-Prime)

	3Q06	2Q06	1Q06	4Q05	3Q05
Points and fees:
Wholesale	(0.25%)	(0.26%)	(0.25%)	(0.36%)	(0.62%)
Retail	3.71%	3.63%	3.58%	3.42%	3.24%

Net points and fees	0.03%	0.00%	0.02%	(0.06%)	(0.29%)

Overhead:
Fixed	(1.15%)	(1.15%)	(1.33%)	(1.20%)	(1.13%)
Variable(1)	(0.37%)	(0.36%)	(0.35%)	(0.39%)	(0.40%)

Total overhead	(1.52%)	(1.51%)	(1.68%)	(1.59%)	(1.53%)

LAC	(1.49%)	(1.51%)	(1.66%)	(1.65%)	(1.82%)

(1) Variable costs consist primarily of bonuses and commissions.

LAC (Prime and Alt-A)

	3Q06	2Q06	1Q06
Net points and fees	1.26%	1.16%	1.20%

Overhead:
Fixed	(1.25%)	(1.29%)	(1.61%)
Variable(1)	(0.84%)	(0.78%)	(0.78%)

Total overhead	(2.09%)	(2.07%)	(2.39%)

LAC	(0.83%)	(0.91%)	(1.19%)

(1) Variable costs consist primarily of bonuses and commissions.

Secondary Market Transactions
(in thousands)	Three Months Ended September 30,				Nine Months Ended September 30,
	2006		2005		2006		2005
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Non-prime whole loan sales	$13,877,545	87.5%	$9,983,362	71.3%	$35,170,037	79.8%	$22,507,439	61.8%
Prime and Alt-A whole loan sales	1,715,503	10.8%	19,358	0.1%	5,058,310	11.5%	19,358	0.1%
Securitizations structured as sales	—	0.0%	1,999,959	14.3%	—	0.0%	2,989,181	8.2%

Total premium sales	15,593,048	98.3%	12,002,679	85.7%	40,228,347	91.3%	25,515,978	70.1%
Discounted whole loan sales(1)	409,896	2.6%	32,081	0.2%	916,340	2.1%	178,525	0.5%

Total sales	16,002,944	100.9%	12,034,760	85.9%	41,144,687	93.4%	25,694,503	70.6%
Securitizations structured as financings	—	0.0%	2,080,230	14.8%	3,393,531	7.7%	10,961,958	30.1%
Repurchases	(150,974)	-0.9%	(102,027)	-0.7%	(469,342)	-1.1%	(240,966)	-0.7%
Total secondary market transactions	$15,851,970	100.0%	$14,012,963	100.0%	$44,068,876	100.0%	$36,415,495	100.0%

Total secondary market transactions as a % of current period production	100.1%		83.9%		97.0%		90.1%

(1) Included in discounted whole loan sales is approximately $150 million and $450 million of second lien collateral sales for the three and nine months ended September 30, 2006, respectively. Such sales were immaterial for the three and nine months ended September 30, 2005.

Gain-on-Sale of Mortgage Loans
(in thousands)	Three Months Ended September 30,				Nine Months Ended September 30,
	2006		2005		2006		2005
	$	% Gain	$	% Gain	$	% Gain	$	% Gain
Whole loan sales—non-prime(1)	$263,775		$194,913		$698,250		$514,912
Securitizations structured as sales	—		30,991		—		43,524
Mortgage servicing rights	23,231		24,843		30,733		60,263

	$287,006	2.07%	$250,747	2.04%	$728,983	2.07%	$618,699	2.44%
Loss on loans sold at a discount	(52,722)		(1,117)		(79,460)		(6,892)
Repurchase costs—non-prime	(8,808)		(4,952)		(20,684)		(12,001)

Net execution—non-prime operations	$225,476	1.59%	$244,678	2.05%	$628,839	1.77%	$599,806	2.36%
Whole loan sales—prime and Alt-A(1)	12,047	0.70%	110	0.57%	47,842	0.95%	110	0.57%
Premiums paid to acquire loans(2)	(61,657)		(90,047)		(167,913)		(216,882)
Hedging-related activities(3)	(9,112)		2,769		5,874		2,769
Fair value adjustment(4)	10,639		(3,226)		(28,123)		(7,645)
Net deferred origination fees and other(5)	(4,348)		21,957		11,213		31,639

Net gain-on-sale	$173,045		$176,241		$497,732		$409,797

(1) Includes mark-to-market of derivative instruments used to hedge the fair value of mortgage loans held for sale that do not qualify as hedges for accounting purposes under GAAP.

(2) Premiums paid to acquire loans represent amounts paid to wholesale mortgage brokers for which the loans were sold during the period.

(3) Hedging-related activities represent the impact of changes in the market value of derivative instruments used to mitigate the interest rate risk related to residual interests and other hedging-related activities that do not qualify as hedges for accounting purposes under GAAP.

(4) Fair value adjustment in 2006 is based on a revision in estimated cash flows.

(5) Net deferred origination fees include non-refundable fees and direct costs associated with the origination of mortgage loans that are deferred and recognized when the loans are sold. Included in other is approximately ($4.5) million related to provision for repurchase losses for both the three and nine months ended September 30, 2006, and ($1.6) million and ($4.3) million for the three and nine months ended September 30, 2005, respectively.

Servicing Portfolio

(in thousands)	September 30, 2006	June 30, 2006
Mortgage loans held for investment	$12,897,151	$15,136,993
Mortgage loans held for sale	8,505,958	9,275,993
Interim servicing	12,673,267	10,147,455
Servicing rights owned	9,192,040	6,463,787

Total	$43,268,416	$41,024,228

At September 30, 2006, the servicing portfolio excluded approximately $1.4 billion of mortgage loans held for investment and approximately $286 million of mortgage loans held for sale serviced by a third party. At June 30, 2006, the servicing portfolio excluded approximately $800 million of mortgage loans held for investment and approximately $27 million of mortgage loans held for sale serviced by a third party.

Schedule 1

GAAP Reconciliation of REIT Taxable Income

(in thousands)	3Q06	YTD06
Consolidated pre-tax income	$90,245	$340,742

Add (subtract):
TRS income	(67,208)	(182,446)
Loss provision	22,500	82,200
Actual losses(1)	(15,504)	(42,800)
Net increase to taxable income from inter-company loan sales and other hedging-related activities(2)	19,867	36,286

REIT taxable income	$49,900	$233,982

(1) Actual losses on a tax basis represent cash losses.

(2) Other hedging-related activities include approximately $10.5 million and $8.7 million for the three and nine months ended September 30, 2006, respectively, related to adjustments in the fair value of derivative instruments on a tax basis.

REIT taxable income is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is consolidated pre-tax income as reflected in the income statement. The company believes that the presentation of REIT taxable income provides useful information to investors due to the specific distribution requirements to report and pay common share dividends in an amount at least equal to 90 percent of REIT taxable income each year, or elect to carry the obligation to make those payments into the next fiscal year pursuant to elections allowed under the Internal Revenue Code of 1986, as amended. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

Schedule 2

Quarterly return on equity is calculated by dividing the annualized consolidated net income for the most recent quarter by the average stockholders’ equity for the quarter using a simple average of beginning and ending balances for the quarter. The company believes this measure provides useful information concerning its efficiency at earning a profit on its stockholders’ equity. Return on equity is not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies.

Schedule 3

GAAP Reconciliation of Loan Acquisition Costs (Operating Expense Component)

(in thousands)	3Q06	2Q06	1Q06	4Q05	3Q05
Total operating expenses	$198,011	$206,989	$196,089	$219,018	$233,639

Add / subtract:
Prime and Alt-A expense	(45,472)	(47,306)	(47,534)	(52,476)	(21,244)
Servicing division expense	(15,905)	(15,140)	(14,309)	(15,118)	(11,787)
Excluded expenses(1)	(16,379)	(3,100)	(17,007)	(15,887)	(19,494)
Direct origination costs classified as a reduction in gain-on-sale and or capitalized in securitization	89,400	70,100	75,700	73,400	60,200

Loan acquisition costs – overhead component	$209,655	$211,543	$192,939	$208,937	$241,314
Divided by: quarterly volume
(excludes prime and Alt-A)	$13,764,990	$14,010,368	$11,465,893	$13,171,734	$15,823,462
Loan acquisition costs overhead as a % of loan prod.	1.52%	1.51%	1.68%	1.59%	1.53%

Prime and Alt-A expense	45,472	47,306	47,534
Excluded expenses(2)	(2,221)	(2,176)	(783)

Loan acquisition costs – overhead component	$43,251	$45,130	$46,751
Divided by: quarterly volume
(Prime and Alt-A)	$2,067,525	$2,184,555	$1,953,199
Loan acquisition costs overhead as a % of loan prod.	2.09%	2.07%	2.39%

(1) Excluded expenses consist of profit-based compensation and certain professional fees not related to loan origination or acquisition

(2) Excluded expenses consist of profit-based compensation

The reconciliation in the table above illustrates the differences between overhead included in LAC and overhead reflected in the income statement. The reconciliation does not address net points and fees because those items are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

LAC is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is total operating expenses as reflected in the income statement. The company believes that the presentation of LAC provides useful information to investors regarding financial performance because it allows the company to monitor the performance of its core operations, which is more difficult to do using the most directly comparable GAAP measure. Management uses LAC data for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

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